                     FIRST AMENDMENT TO CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT dated as of September 27,
2004 (this "Amendment") is entered into among MUELLER INDUSTRIES, INC., a Delaware corporation (the "Borrower"), the financial institutions party hereto (together with their respective successors and assigns, the "Banks"), STANDARD FEDERAL BANK N.A., as administrative agent for the Banks (in such capacity, the "Agent").

                                   RECITAL

     The Borrower, the Banks and the Agent are parties to a Credit Agreement dated as of November 6, 2003 (the "Credit Agreement"). The Borrower and the Guarantors desire to amend the Credit Agreement and the Banks and the Agent are willing to do so strictly in accordance with the terms hereof.

                                    TERMS

     In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

                                 ARTICLE 1.
                                 AMENDMENTS

     The Credit Agreement is amended as follows:


     1.1 The definitions of "Consolidated Interest Expense", "Line of Credit Maturity", "Loan Documents" and "Pricing Schedule" in Section 1.1 are restated as follows:

     "Consolidated Interest Expense" means interest expense of the Borrower and its Subsidiaries on a consolidated basis under GAAP, excluding any amortization of any premium or discount in respect of the issuance of the 2004 Subordinated Debentures.

     "Line of Credit Maturity" means the earlier of November 6, 2007 or the date the Commitments are terminated.

     "Loan Documents" means this Agreement, the Notes, the Guaranties, applications for Letters of Credit, the Subordinated Debt Documents and all other documents, instruments or certificates executed and delivered to the Banks in connection with this Agreement and the Loans.

     "Pricing Schedule" means the following schedule:

                                          Eurocurrency
            Capitalization    Facility    Applicable Margin and    All-in
    Tier    Ratio 1           Fee         Letter of Credit Fee     Drawn Cost
    IV3     >55%              20.0 bp2    67.5 bp                  87.5 bp
    III     >45%, but         15.0 bp     60.0 bp                  75.0 bp
            < = 55%
    II      >35%, but         15.0 bp     47.5 bp                  62.5 bp
            < = 45%
    I       < = 35%           12.5 bp     37.5 bp                  50.0 bp


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    1 Defined as Total Debt/Capitalization.
    2 "bp" means basis points per annum.
    3 All fees will be calculated by the Capitalization Ratio as of the latest fiscal quarter for which financial statements have been delivered pursuant to Section 5.3.1, provided, however, that if such statements are not delivered as required by Section 5.3.1, the Tier IV fees shall apply.

     As of the First Amendment Effective Date, the Applicable Margin will be set at Tier III above.


     1.2 The following definitions are added to Section 1.1 in appropriate alphabetical order:

     "First Amendment" means the First Amendment to this Agreement dated September 27, 2004.

     "First Amendment Effective Date" shall mean effective date of the First Amendment.

     "Subordinated Debt" means (a) the 2004 Subordinated Debt and (b) any other unsecured Indebtedness of the Borrower which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Banks.

     "Subordinated Debt Documents" means the 2004 Subordinated Debt Documents and all other agreements, documents and instruments relating to any other Subordinated Debt at any time and all amendments and modifications thereof approved by the Required Banks.

     "2004 Recapitalization" means the issuance of the 2004 Subordinated Debentures and the making of the special dividend on the common stock of the Borrower announced by the Borrower on September 2, 2004 and consisting of $6.50 in cash and $8.50 in 2004 Subordinated Debentures per share of common stock.

     "2004 Subordinated Debt" means all Indebtedness of the Borrower and the Guarantors under the 2004 Subordinated Debt Documents.

     "2004 Subordinated Debt Documents" means the 2004 Subordinated Indenture, the 2004 Subordinated Debentures and all other agreements, documents and instruments relating to the 2004 Subordinated Debentures at any time and all amendments and modifications thereof approved by the Required Banks.

     "2004 Subordinated Debentures" means the 6.00% Subordinated Debentures issued by the Borrower in the aggregate principal amount not to exceed $320,000,000 due 2014 issued pursuant to the 2004 Subordinated Indenture and any other securities issued pursuant to the 2004 Subordinated Indenture at any time.






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     "2004 Subordinated Indenture" means the Subordinated Indenture between the Borrower, the subsidiary guarantors named therein and the trustee thereunder, to be dated on or before November 30, 2004 (or such later date approved by the Required Banks) pursuant to which the 2004 Subordinated Debentures are to be issued, as amended or modified from time to time.


     1.3     The following new Section 4.17 is added:

     4.17 Subordinated Debt Documents/2004 Recapitalization. All representations and warranties of the Borrower contained in any Subordinated Debt Document are true and correct (or will be upon closing of the relevant Subordinated Debt Documents) in all material respects as of the date such representations and warranties are made. The subordination provisions of the Subordinated Debt are (or will be upon closing of the relevant Subordinated Debt Documents) enforceable against the holders of the Subordinated Debt by the Agent and the Banks. All Obligations are senior debt (or will be upon the closing of the relevant Subordinated Debt Document) as defined in the Subordinated Debt Documents entitled to the benefits of the subordination provisions contained in the Subordinated Debt Documents, and are and will be incurred in compliance with all Subordinated Debt Documents. There is no event of default or event or condition which would become an event of default with notice or lapse of time or both, under any Subordinated Debt Document and each of the Subordinated Debt Documents is (or will be upon the closing of the relevant Subordinated Debt Document) in full force and effect. The Borrower acknowledges that the Agent and each Bank are entering into the First Amendment and are extending the Commitments and making Advances in reliance upon the subordination provisions of the Subordinated Debt.


     1.4 Section 5.3.15 is re-designated as Section 5.3.16, and the following new Section 5.3.15 is added:

          5.3.15 Subordinated Debt Notices. Promptly following receipt or filing, copies of (i) any notices of default or acceleration or of the exercise of any material rights or remedies received from any holder or trustee (or similar representative) with respect to any Subordinated
Debt, (ii) any notices of reports required by the Trust Indenture Act of 1939, or any successor statute, or filed with the Securities and Exchange Commission with respect to any Subordinated Debt, (iii) any other notice from the trustee (or similar representative) with respect to any Subordinated Debt and (iv) any other notices with respect to any Subordinated Debt requested by the Agent.


     1.5 Effective simultaneously with the completion of the 2004 Recapitalization, Sections 5.4.1, 5.4.2 and 5.4.2 are restated as follows:










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          5.4.1     Tangible Net Worth Requirements.  Borrower will maintain a minimum Tangible Net Worth of $170,000,000, to be adjusted upward at the end of each fiscal quarter, commencing with the fiscal quarter ending December
25, 2004, by twenty five percent (25%) of positive net income after taxes and before dividends for such quarter. Once adjusted upward, the Tangible
Net Worth requirement set forth herein will not decrease downward except for the cash cost of repurchases of treasury stock at cost.

          5.4.2 Total Debt to Capitalization Ratio. Borrower will not permit the ratio of Borrower's Total Debt to Capitalization to exceed 60.0%, on a consolidated basis.

          5.4.3 Interest Coverage Ratio. Borrower will not permit the Interest Coverage Ratio to be less than 3.50 to 1.00, on a consolidated basis as calculated on a rolling four (4) quarter basis.


     1.6 Each reference in Section 5.12 to "eighty percent (80%)" is deleted and "seventy-five percent (75%)" is substituted in each place thereof.


     1.7     The following new Section 5.13 is added:

     5.13 Additional Covenants. If at any time the Borrower shall enter into or be a party to any instrument or agreement with respect to any Indebtedness which in the aggregate, together with any related Indebtedness, exceeds $5,000,000, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any terms or conditions applicable to any of such Indebtedness which includes covenants or defaults or the equivalent thereof not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Borrower shall promptly so advise the Agent and the Banks. Thereupon, if the Required Banks shall request, upon notice to the Borrower, the Agent and the Banks shall enter into an amendment to this Agreement or an additional agreement (as the Required Banks may request), providing for substantially the same covenants or defaults or the equivalent thereof, as those provided for in such instrument or agreement to the extent required and as may be selected by the Required Banks.


     1.8     Section 6.1 is restated as follows:

     6.1 Indebtedness. Except as set forth on Schedule 4.13 to this Agreement, Borrower will not, and will cause each of the Subsidiaries (but excluding any Subsidiary organized in Europe and any Subsidiary in which Borrower directly or indirectly owns less than a majority interest) not to, create, incur, assume, permit or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness except for:





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     (i) the Obligations,

     (ii) Indebtedness with respect to Permitted Liens,

     (iii) Indebtedness under the 2004 Subordinated Debt Documents in an aggregate principal amount not to exceed $320,000,000 incurred on or before November 30, 2004 (or such later date approved by the Required Banks), provided that (x) all final versions of each 2004 Subordinated Debt Document have been delivered to the Banks, (y) all terms, covenants, pricing, subordination provisions and other terms thereof have been approved in writing by the Required Banks and (z) the Borrower shall have delivered such legal opinions and other documents in connection therewith as may be required by the Agent and are satisfactory to the Agent,

     (iv) Indebtedness of Borrower and its wholly-owned Subsidiaries in an aggregate amount not to exceed $35,000,000,

     (v) Acquired Debt in an aggregate amount not to exceed $50,000,000, and

     (vi) consolidating inter-company indebtedness as shown on consolidating financial statements delivered pursuant to Section 5.3.1 of this Agreement.

Furthermore, Borrower and Restricted Subsidiaries, from and after the Closing Date, shall not make new loans or advances to transfer assets to, or make investments in Subsidiaries that are not Restricted Subsidiaries, net of repayments or advances from Subsidiaries that are not Restricted Subsidiaries, in excess of $45,000,000.


     1.9 Reference in Section 6.3 to "recapitalization" is deleted and "recapitalization (other than the 2004 Recapitalization completed on or before November 30, 2004 (or such later date approved by the Required Banks))" is substituted in place thereof.


     1.10     The following new Section 6.11 is added:

     6.11 Payments and Modification of Debt. The Borrower will not, nor will it permit any Subsidiary to:

     (i) make any optional payment, defeasance (whether a covenant defeasance, legal defeasance or other defeasance), prepayment, repurchase (including without limitation any offer to repurchase) or other redemption of any of its or any of its Subsidiaries' Subordinated Debt unless, in each of the foregoing cases, immediately before and after giving effect thereto on a pro forma basis, (a) no Event of Default and no Unmatured Event of Default will have occurred or be continuing, nor will either result from or exist after any such payment or other transaction is consummated, and (b) the representations and warranties contained in Section 4 of this Agreement or which are contained in any other Loan Document shall be true and correct in all material respects on and as of the date thereof (both before and after any such payment or other transaction is consummated) as if made on the date any such payment or other transaction is consummated; or

     (ii) amend or modify, or consent or agree to any amendment or modification of (including without limitation any supplemental agreement or other direct of indirect method of providing additional or supplemental terms or consideration) any Subordinated Debt Document.


     1.11     Section 7.1.12 is restated as follows:

     7.1.12 Change of Control. (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B), or (iii) any "Change of Control", "Change in Control" or similar default or event shall occur under any Subordinated Debt Document.


     1.12     The following new Section 7.1.13 is added:

     7.1.13 Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing any Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or the Borrower or any Subsidiary shall contest in any manner the validity, binding nature or enforceability of any such provision.


                                 ARTICLE 2.
                               REPRESENTATIONS

     The Borrower represents and warrants to the Banks and the Agent that:

     2.1 Each of the Borrower and each Guarantor has full power and authority to execute, deliver and perform this Amendment (including, in the case of the Guarantors, the Consent and Agreement to this Amendment) and any other agreements executed in connection herewith to which it is a party (this Amendment and all of the other foregoing documents, the "Amendment Documents"). Each of the Borrower and each Guarantor has taken all necessary action to authorize the execution, delivery and performance of each Amendment Document to which it is a party. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery and performance by Borrower or any Guarantor or the validity or enforceability against Borrower or any Guarantor of the Amendment Documents.






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     2.2     The execution, delivery and performance by each of the Borrower and each Guarantor of each Amendment Document to which it is a party do not and will not (a) violate any Requirement of Law applicable to Borrower or any Subsidiary, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of Borrower or any Subsidiary, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any of Borrower's or any Subsidiary's properties or assets, other than in favor of the Banks, or (d) require any approval of any court or Governmental
Authority or any approval or consent of any Person under any contractual obligation of Borrower.

     2.3 Each Amendment Document, when executed and delivered, will be the legally valid and binding obligations of Borrower and of the Guarantors, as the case may be, enforceable against it and them in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws, or equitable principles relating to or limiting creditors' rights generally.

     2.4 After giving effect to the amendments herein contained, the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, and no Event of Default or Unmatured Event of Default exists or has occurred and is continuing on the date hereof.


                                 ARTICLE 3.
                            CONDITIONS PRECEDENT.

          This Amendment shall be effective as of the date hereof when each of the following has been satisfied:

     3.1     This Amendment shall be signed by the Borrower and the Required
Banks.

     3.2 Each Guarantor shall have executed the Consent and Agreement attached hereto.

     3.3 The Borrower shall deliver to the Agent such opinions of counsel, board resolutions and incumbency certificates as may be required by the Agent.

     3.4 The Borrower shall pay to the Agent, for the pro rata benefit of each Bank signing this Amendment on or before 10:00 am EST on September 27, 2004, a fee equal to 12.5 basis points on each such Bank's Commitment after giving effect to this Amendment.

     3.5 The execution of such assignments among certain Lenders and related replacement Notes as required by certain Banks and the Agent.

     3.6 The Borrower shall deliver to the Agent such other agreements and documents in connection herewith as requested by the Agent.



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                                 ARTICLE 4.
                               MISCELLANEOUS.

     4.1 References in the Credit Agreement or in any other Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.

     4.2 Except as expressly amended hereby, the Borrower and each Guarantor agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing. The terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

     4.3 The validity of this Amendment, its construction, interpretation and enforcement and the rights of the parties hereto will be determined under, governed by and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of law.

     4.4 This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and telecopied signatures shall be enforceable as originals.

                     [Signatures on the following pages]
































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

     IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as of the day and year first above written.


                                       "BORROWER"

                                       MUELLER INDUSTRIES, INC.

                                       By:/s/Kent A. McKee

                                       Print Name: Kent A. McKee

                                       Its: Chief Financial Officer


                                       "BANKS"

                                       STANDARD FEDERAL BANK, N.A., as a
                                       Bank and as Agent

                                       By:/s/Joseph A. Vito

                                       Print Name: Joseph A. Vito

                                       Its: S.V.P.


                                       SUNTRUST BANK, as a Bank and as
                                       Syndication Agent

                                       By:/s/Bryan W. Ford

                                       Print Name: Bryan W. Ford

                                       Its: Director


                                       UNION PLANTERS BANK, NATIONAL
                                       ASSOCIATION, as a Bank and as
                                       Documentation Agent

                                       By:/s/Dennis Watkins

                                       Print Name: Dennis Watkins

                                       Its: SVP


                                       FIRST TENNESSEE BANK, as a Bank and as
                                       Managing Agent

                                       By:/s/Phillip Stevenson

                                       Print Name: Phillip Stevenson

                                       Its: Sr. Vice President

                                       REGIONS BANK, as a Bank

                                       By:/s/Phillip L. May

                                       Print Name: Phillip L. May

                                       Its: Senior Vice President


















































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                            CONSENT AND AGREEMENT

     As of the date and year first above written, each of the undersigned hereby:

     (a) fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated thereby, and agrees to all terms and provisions of the above Amendment applicable to it;

     (b) agrees that all Loan Documents executed by the undersigned in connection with the Credit Agreement (collectively, the "Documents") are hereby ratified and confirmed and shall remain in full force and effect, and the undersigned acknowledges that it has no setoff, counterclaim, defense or other claim or dispute with respect to any Document or any transactions in connection therewith; and

     (c) acknowledges that it is in its interest and to its financial benefit to execute this consent and agreement.


                                       WTC HOLDING COMPANY, INC.

                                       By:/s/James H. Rourke

                                       Its: President

                                       /s/William H. Hensley
                                       as Vice President Legal
                                       for each of the following Guarantors:

                                       MUELLER BRASS CO.
                                       MUELLER INDUSTRIAL REALTY CO.
                                       ITAWAMBA INDUSTRIAL GAS COMPANY, INC.
                                       MUELLER PLASTICS CORPORATION, INC.
                                       MUELLER BRASS FORGING COMPANY, INC.
                                       MUELLER COPPER FITTINGS COMPANY, INC.
                                       MUELLER FITTINGS COMPANY, INC.
                                       MUELLER COPPER TUBE COMPANY, INC.
                                       MUELLER FORMED TUBE COMPANY, INC.
                                       MUELLER IMPACTS COMPANY, INC.
                                       MUELLER LINE SET, INC.
                                       MUELLER REFRIGERATION PRODUCTS
                                         COMPANY, INC.
                                       MUELLER REFRIGERATION COMPANY, INC.
                                       MUELLER STREAMLINE CO.
                                       MUELLER CASTING COMPANY, INC.
                                       B&K INDUSTRIES, INC.
                                       MUELLER COPPER TUBE PRODUCTS, INC.
                                       MUELLER PLASTICS HOLDING COMPANY, INC.
                                       MUELLER PRESS COMPANY, INC.
                                       MUELLER EAST, INC.





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